Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

American Airlines Group, Inc.

American Airlines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock of American Airlines Group Inc., par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)(2)(3)	(4)	(4)	(5)	(5)

	Equity	Preferred Stock of American Airlines Group Inc., par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)(2)(3)	(4)	(4)	(5)	(5)

	Debt	Debt Securities of American Airlines Group Inc	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Warrants of American Airlines Group Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Rights of American Airlines Group Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Purchase Contracts of American Airlines Group Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Units of American Airlines Group Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Debt	Debt Securities of American Airlines, Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Debt	Pass Through Certificates of American Airlines, Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Guarantees of American Airlines Group Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Guarantees of American Airlines, Inc.	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

Total Offering Amount

Total Fess Previously Paid

Total Fee Offsets

Net Fee Due

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock, or other securities of the registrant, and (e) units consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange, or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend, or similar transaction.

(3)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, or exchange of other securities, or that are issued in units.

(5)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis.